FIFTH AMENDING AGREEMENT TO

UNANIMOUS SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT is made this 30th day of December, 2003,

B E T W E E N:

ANCHOR LAMINA INC., a corporation incorporated under the laws of Ontario (the “Corporation”)

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ROYAL BANK EQUITY INVESTMENTS LIMITED, a corporation incorporated under the laws of Canada (“RBEIL”)

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ONTARIO TEACHERS’ PENSION PLAN BOARD, a non-share capital corporation under the “Teachers Pension Act, R.S.O. 1990, c.T.1 (“Teachers”)

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HARROWSTON HOLDINGS LIMITED, a corporation incorporated under the laws of Ontario (“Harrowston”)

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THOSE OTHER SHAREHOLDERS OF THE CORPORATION INCLUDED AS SIGNATORIES TO THIS AGREEMENT

RECITALS:

A.

Harrowston, RBEIL, Teachers, AKC Acquisition Corp. (a predecessor to the Corporation) and others entered into a unanimous shareholders’ agreement dated the 6th day of August, 1997 (the “Shareholders’ Agreement”) governing the Corporation.

B.

The Shareholders’ Agreement was amended by a first amending agreement dated the 16th day of January, 1998, a second amending agreement dated the 23rd day of February, 1999, a third amending agreement dated the 6th day of April, 2000 and an amending agreement dated the 29th day of October, 2001.

C.

The parties wish to amend the Shareholders’ Agreement on the terms and conditions contained in this fifth amending agreement (the “Fifth Amending Agreement”).

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.

All capitalized terms used in this Fifth Amending Agreement not otherwise defined have the meaning attributed to them in the Shareholders’ Agreement.

2.

In accordance with section 14.2 of the Shareholders’ Agreement, the parties to this Fifth Amending Agreement agree section 11.1 of the Shareholders’ Agreement is deleted in its entirety and the following is substituted therefore:

“Determination of Formula Fair Market Value”

11.1.1

For the purposes of this Agreement, the “Formula Fair Market Value” of any number of Securities being sold at any time (except the period from the date of this Agreement until August 31, 1998, during which period the Formula Fair Market Value of any Securities will be deemed to be the aggregate price paid for such Securities upon the issue of such Securities by the Corporation in connection with the plan of arrangement completed concurrently with the execution of this Agreement) will be determined by the Board, acting reasonably and in good faith.”

11.1.2

If in the reasonable opinion of the Shareholder the Formula Fair Market Value as determined by the Board is inappropriate and the Shareholder holds Securities with an approximate fair market value in excess of $150,000:

(i)

the Corporation and the Shareholder will meet to negotiate and attempt to agree upon the fair market value of the Securities held by the Shareholder, in which case the amount agreed to will be deemed to be the Formula Fair Market Value:

(ii)

if the Corporation and the Shareholder cannot agree pursuant to section 11.1.2(i), the Corporation will propose a fair market value for the Securities, and the Shareholder, upon learning of the proposed price, may either:

(A)

accept the price for the Securities proposed by the Corporation as the Formula Fair Market Value; or

(B)

request a valuation (which valuation will be prepared by a qualified business valuator agreed to in writing by each of the Corporation and Shareholder or, failing such agreement, by a qualified business valuator independent of each of the Shareholders selected by the Canadian Institute of Chartered Accountants) of the Corporation in order to determine the fair market value of the Securities (the “Valuation Price”), in which case the Valuation Price will be deemed to be the Formula Fair Market Value; and

(iii)

if a valuation is prepared pursuant to section 11.1.2, the Corporation will be liable for the cost of the valuation unless the Valuation Price is less than or equal to 110% of the price for the Securities that was proposed by the Corporation pursuant to section 11.1.2(ii), and otherwise the Shareholder will be liable for the cost of the valuation, with the cost of the valuation being deducted from the proceeds of the sale of the Securities.”

3.

As contemplated by section 14.2 of the Shareholders’ Agreement, the Shareholders executing this Fifth Amending Agreement approve this agreement by signing in the place provided below.

4.

The Shareholders’ Agreement, as amended by this Fifth Amending Agreement, is hereby ratified and confirmed.

5.

For greater certainty, this Fifth Amending Agreement supersedes all prior agreements to the extent of any inconsistency.

6.

This Fifth Amending Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.

This Fifth Amending Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

IN WITNESS WHEREOF the parties hereto have executed this Fifth Amending Agreement.

ANCHOR LAMINA INC.

By:

By:

ROYAL BAND EQUITY INVESTMENTS LIMITED

By:

By:

ONTARIO TEACHERS’ PENSION PLAN BOARD

By:

By:

HARROWSTON HOLDINGS LIMITED

By:

By:

WINCLARE MANAGEMENT SERVICES INC.

By:

By:

WITNESS:
) ) ) ) ) )
	)	Klaus Peter Wippermann